Exhibit 99.1

Innovative Industrial Properties Reports Second Quarter 2020 Results

Investments Drive 183% Q2 Total Revenues, 322% Q2 Net Income and 263% Q2 AFFO Growth Year-over-Year

SAN DIEGO, CA – August 5, 2020 – Innovative Industrial Properties, Inc. (IIP), the first and only real estate company on the New York Stock Exchange (NYSE: IIPR) focused on the medical-use U.S. cannabis industry, announced today results for the quarter ended June 30, 2020.

Second Quarter 2020 and Subsequent Events Highlights

Financial Results and Financing Activity

•	IIP generated total revenues of approximately $24.3 million in the quarter, representing a 183% increase from the prior year’s second quarter.
•	IIP recorded net income available to common stockholders of approximately $13.0 million for the quarter, or $0.73 per diluted share, and adjusted funds from operations (AFFO) of approximately $21.0 million, or $1.19 per diluted share. Net income available to common stockholders and AFFO increased by 322% and 263% from the prior year’s second quarter, respectively.
•	IIP paid a quarterly dividend of $1.06 per share on July 15, 2020 to common stockholders of record as of June 30, 2020, representing a 77% increase over the second quarter 2019’s dividend.
•	In May, IIP completed an underwritten public offering of 1,550,648 shares of common stock, including the exercise in full of the underwriter’s option to purchase an additional 202,259 shares, resulting in net proceeds of approximately $114.9 million.
•	Subsequent to the end of the quarter, in July, IIP completed an underwritten public offering of 3,085,867 shares of common stock, including the exercise in full of the underwriters’ option to purchase an additional 402,504 shares, resulting in gross proceeds of approximately $258.7 million.

Investment Activity

•	From April 1, 2020 through today, IIP acquired eight properties, totaling approximately 775,000 rentable square feet (including expected rentable square feet upon completion of properties under development), located in California, Massachusetts, Michigan, New Jersey and Pennsylvania.
•	These eight properties represented an aggregate investment by IIP of approximately $191.5 million (consisting of purchase prices and development / tenant reimbursement commitments, but excluding transaction costs).
•	In these transactions, IIP established new tenant relationships with Columbia Care Inc. and Curaleaf Holdings, Inc., while expanding existing tenant relationships with Ascend Wellness Holdings, LLC, Cresco Labs Inc., Holistic Industries, Inc. (Holistic) and Kings Garden Inc.
•	As of August 5, 2020, IIP has invested or committed to invest through tenant improvement allowances and construction funding commitments a total of approximately $1.1 billion across its total portfolio.

Balance Sheet Highlights (at June 30, 2020)

•	Approximately $50.2 million in cash and cash equivalents and approximately $323.3 million in short-term investments, totaling approximately $373.5 million.
•	No debt, other than approximately $143.7 million of unsecured debt, consisting solely of 3.75% exchangeable senior notes maturing in 2024, representing a fixed cash interest obligation of approximately $5.4 million annually, or approximately $1.3 million quarterly.
•	12% debt to total gross assets, with approximately $1.2 billion in total gross assets.
•	These statistics do not incorporate gross proceeds of approximately $258.7 million from IIP’s follow-on common stock offering completed in July.

Rent Collections (as of August 5, 2020)

•	As reported in IIP’s first quarter earnings release, during this coronavirus pandemic, IIP worked with three of its 23 tenants to provide temporary rent deferrals, structured to apply a portion of the security deposit IIP holds under each lease to pay April rent in full, defer rent for May and June in full, and provide for the pro rata repayment of the security deposit and deferred rent over an 18 month time period starting July 1. All three tenants paid rent in full for July, including pro rata repayments of the security deposit and deferred rent.
•	IIP collected 100% of contractual rent due for each of the months of April, May, June, and July 2020 across IIP’s total portfolio (other than the tenant at IIP’s Los Angeles, California property that is in receivership), and has not executed rent deferrals for any additional tenants, other than the three tenants described above.

Los Angeles, California Property Update (as of August 5, 2020)

•	Holistic has entered into a definitive agreement to acquire the retail, distribution, cultivation and manufacturing licenses for cannabis operations from the tenant at IIP’s Los Angeles, California property, which is in receivership, and IIP is in negotiations for a long-term, triple-net lease with Holistic for the entire property upon the closing of Holistic’s acquisition of the licenses. The transaction is subject to court approval and customary closing conditions, and IIP can provide no assurance that the transaction, including the lease, will be completed on the terms described here, or at all.

Portfolio Update and Investment Activity

IIP acquired the following properties and made the following additional funds available to tenants for improvements at IIP’s properties during the period from April 1, 2020 through August 5, 2020 (dollars in thousands):

State	Closing Date	Rentable Sq. Ft.(1)	Purchase Price(2)	Additional Investment	Total Investment
Massachusetts	April 2, 2020	199,000	$26,750	$22,250	$49,000	(3)
Minnesota	April 10, 2020	N/A	N/A	1,060	1,060	(4)
New York	April 10, 2020	N/A	N/A	360	360	(5)
Michigan	April 22, 2020	115,000	5,000	27,000	32,000	(6)
California	May 12, 2020	70,000	17,500	—	17,500
Pennsylvania	June 10, 2020	108,000	8,870	6,380	15,250	(7)
Ohio	June 16, 2020	N/A	N/A	1,000	1,000	(8)
Illinois	June 18, 2020	N/A	N/A	3,000	3,000	(9)
Pennsylvania	June 19, 2020	N/A	N/A	30,000	30,000	(10)
Massachusetts	June 30, 2020	118,000	7,750	21,000	28,750	(11)
New Jersey	July 13, 2020	111,000	5,500	29,500	35,000	(12)
New Jersey	July 16, 2020	50,000	10,220	1,600	11,820	(13)
New Jersey	July 16, 2020	4,000	2,165	—	2,165
	Totals	775,000	$83,755	$143,150	$226,905

(1)	Includes expected rentable square feet at completion of construction for certain properties.
(2)	Excludes transaction costs.
(3)	The tenant is expected to complete tenant improvements at the property, for which IIP agreed to provide reimbursement of up to approximately $22.3 million. As of August 5, 2020, IIP had funded approximately $1.4 million of the tenant improvement allowance.
(4)	The amount relates to a lease amendment which increased the tenant improvement allowance under a lease at IIP’s Minnesota property by approximately $1.1 million to a total of approximately $6.7 million, and also resulted in a corresponding adjustment to the base rent for the lease at the property. As of August 5, 2020, IIP had funded approximately $6.5 million of the tenant improvement allowance.
(5)	The amount relates to a lease amendment which increased the tenant improvement allowance under a lease at one of IIP’s New York properties by $360,000 to a total of approximately $3.4 million, and also resulted in a corresponding adjustment to the base rent for the lease at the property. As of August 5, 2020, IIP had funded approximately $3.2 million of the tenant improvement allowance.
(6)	The tenant is expected to complete tenant improvements at the property, for which IIP originally agreed to provide reimbursement of up to $11.0 million. In June, we amended the lease, which increased the tenant improvement allowance by $16.0 million to a total of $27.0 million. As of August 5, 2020, IIP had not funded any of the tenant improvement allowance.
(7)	The tenant is expected to complete tenant improvements at the property, for which IIP agreed to provide reimbursement of up to approximately $6.4 million. As of August 5, 2020, IIP had funded approximately $1.3 million of the tenant improvement allowance.
(8)	The amount relates to a lease amendment which increased the tenant improvement allowance under the lease by $1.0 million to a total of approximately $2.9 million, and also resulted in a corresponding adjustment to the base rent for the lease at the property. As of August 5, 2020, IIP had not funded any of the tenant improvement allowance.
(9)	The amount relates to an amendment to our lease and development agreement which increased the construction funding at one of IIP’s Illinois’ properties by $3.0 million to a total of $10.0 million, and also resulted in a corresponding adjustment to the base rent for the lease at the property. As of August 5, 2020, IIP had funded approximately $7.5 million of the construction funding.
(10)	The amount relates to a lease amendment which provided a tenant improvement allowance under the lease of $30.0 million, and also resulted in a corresponding adjustment to the base rent for the lease at the property. As of August 5, 2020, IIP had not funded any of the tenant improvement allowance.
(11)	The tenant is expected to complete tenant improvements at the property, for which IIP agreed to provide reimbursement of up to $21.0 million. As of August 5, 2020, IIP had not funded any of the tenant improvement allowance.
(12)	The tenant is expected to complete tenant improvements at the property, for which IIP agreed to provide reimbursement of up to $29.5 million. As of August 5, 2020, IIP had not funded any of the tenant improvement allowance.
(13)	The tenant is expected to complete tenant improvements at the property, for which IIP agreed to provide reimbursement of up to $1.6 million. As of August 5, 2020, IIP had not funded any of the tenant improvement allowance.

As of August 5, 2020, IIP owned 61 properties located in Arizona, California, Colorado, Florida, Illinois, Maryland, Massachusetts, Michigan, Minnesota, New Jersey, New York, Nevada, North Dakota, Ohio, Pennsylvania and Virginia, totaling approximately 4.5 million rentable square feet (including approximately 1.5 million rentable square feet under development/redevelopment), which were 99.2% leased (based on square footage) with a weighted-average remaining lease term of approximately 16.1 years. As of August 5, 2020, IIP had invested approximately $826.6 million in the aggregate (excluding transaction costs) and had committed an additional approximately $207.1 million to reimburse certain tenants and sellers for completion of construction and tenant improvements at IIP’s properties. These statistics do not include up to approximately $7.0 million that may be funded in the future pursuant to IIP’s lease with a tenant at one of IIP’s Illinois properties, or approximately $17.1 million that may be funded in the future pursuant to IIP’s lease with a tenant at one of IIP’s Massachusetts properties, as the tenants at those properties may not elect to have IIP disburse those funds to them and pay IIP the corresponding base rent on those funds. These statistics also treat IIP’s Los Angeles, California property as not leased, due to the tenant being in receivership and its ongoing default in its obligation to pay rent at that location.

Financing Activity

In May, IIP completed an underwritten public offering of 1,550,648 shares of common stock, including the exercise in full of the underwriter’s option to purchase an additional 202,259 shares, resulting in net proceeds of approximately $114.9 million.

Subsequent to the end of the quarter, in July, IIP completed an underwritten public offering of 3,085,867 shares of common stock, including the exercise in full of the underwriters’ option to purchase an additional 402,504 shares, resulting in gross proceeds of approximately $258.7 million.

IIP expects to use the net proceeds from these offerings to invest in specialized industrial real estate assets that support the regulated medical-use cannabis cultivation and processing industry and for general corporate purposes.

Financial Results

IIP generated total revenues of approximately $24.3 million for the three months ended June 30, 2020, compared to approximately $8.6 million for the same period in 2019, an increase of 183%. The increase was driven primarily by the acquisition and leasing of new properties, in addition to contractual rental escalations at certain properties, partially offset by the deferrals of rent from three of IIP’s tenants described above. Total revenues for the three months ended June 30, 2020 also included the drawdown of part of the security deposits totaling approximately $743,000 at certain properties leased to three tenants to pay part of the rent and property management fee as a part of the deferral programs described above.

IIP generated total revenues of approximately $45.5 million for the six months ended June 30, 2020, compared to approximately $15.4 million for the same period in 2019, an increase of 195%. The increase was driven primarily by the acquisition and leasing of new properties, additional tenant improvement allowances and construction funding at existing properties resulting in adjustments to base rent, and contractual rental escalations at certain properties, partially offset by the deferrals of rent from three of IIP’s tenants described above. Total revenues for the six months ended June 30, 2020 also included approximately $422,000 of tenant reimbursements, rent collected and associated lease penalties through the drawdown of the security deposit at IIP’s Los Angeles, California property, where the tenant is in receivership and defaulted on its lease obligations, and the drawdown of part of the security deposits totaling approximately $940,000 at certain properties leased to three tenants to pay part of the rent and property management fee as a part of the deferral programs described above.

For the three months ended June 30, 2020, IIP recorded net income available to common stockholders and net income available to common stockholders per diluted share of approximately $13.0 million and $0.73, respectively; funds from operations (“FFO”) and FFO per diluted share of approximately $19.7 million and $1.12, respectively; and AFFO and AFFO per diluted share of approximately $21.0 million and $1.19, respectively. Second quarter 2020 AFFO and AFFO per diluted share for the quarter increased by 263% and 102% from the prior year period, respectively.

For the six months ended June 30, 2020, IIP recorded net income and net income per diluted share of approximately $24.5 million and $1.45, respectively; FFO and FFO per diluted share of approximately $36.2 million and $2.16, respectively; and AFFO and AFFO per diluted share of approximately $38.8 million and $2.31, respectively. For the six months ended June 30, 2020, AFFO and AFFO per diluted share increased by 250% and 104% from the prior year period, respectively.

FFO and AFFO are supplemental non-GAAP financial measures used in the real estate industry to measure and compare the operating performance of real estate companies.  A complete reconciliation containing adjustments from GAAP net income available to common stockholders to FFO and AFFO and definitions of terms are included at the end of this release.

Teleconference and Webcast

Innovative Industrial Properties, Inc. will conduct a conference call and webcast at 10:00 a.m. Pacific Time (1:00 p.m. Eastern Time) on Thursday, August 6, 2020 to discuss IIP’s financial results and operations for the second quarter ended June 30, 2020.  The call will be open to all interested investors through a live audio webcast at the Investor Relations section of IIP’s website at www.innovativeindustrialproperties.com, or live by calling 1-877-328-5514 (domestic) or 1-412-902-6764 (international) and asking to be joined to the Innovative Industrial Properties, Inc. conference call. The complete webcast will be archived for 90 days on IIP’s website. A telephone playback of the conference call will also be available from 12:00 p.m. Pacific Time on Thursday, August 6, 2020 until 12:00 p.m. Pacific Time on Thursday, August 13, 2020, by calling 1-877-344-7529 (domestic), 855-669-9658 (Canada) or 1-412-317-0088 (international) and using access code 10146603.

About Innovative Industrial Properties

Innovative Industrial Properties, Inc. is a self-advised Maryland corporation focused on the acquisition, ownership and management of specialized properties leased to experienced, state-licensed operators for their regulated medical-use cannabis facilities. Innovative Industrial Properties, Inc. has elected to be taxed as a real estate investment trust, commencing with the year ended December 31, 2017. Additional information is available at www.innovativeindustrialproperties.com.

This press release contains statements that IIP believes to be “forward-looking statements” within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. All statements other than historical facts are forward-looking statements. When used in this press release, words such as IIP “expects,” “intends,” “plans,” “estimates,” “anticipates,” “believes” or “should” or the negative thereof or similar terminology are generally intended to identify forward-looking statements. Such forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from those expressed in, or implied by, such statements. Investors should not place undue reliance upon forward-looking statements. IIP disclaims any obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Innovative Industrial Properties, Inc.

Condensed Consolidated Balance SheetS

(Unaudited)

(In thousands, except share and per share amounts)

	June 30, 2020	December 31, 2019
Assets
Real estate, at cost:
Land	$58,467	$48,652
Buildings and improvements	530,274	382,035
Tenant improvements	226,651	87,344
Total real estate, at cost	815,392	518,031
Less accumulated depreciation	(23,823)	(12,170)
Net real estate held for investment	791,569	505,861
Cash and cash equivalents	50,174	82,244
Restricted cash	11,468	35,072
Short-term investments, net	323,255	119,595
Right of use office lease asset	1,091	1,202
Other assets, net	1,591	1,883
Total assets	$1,179,148	$745,857
Liabilities and stockholders’ equity
Exchangeable senior notes, net	$135,661	$134,654
Tenant improvements and construction funding payable	22,781	24,968
Accounts payable and accrued expenses	3,235	3,417
Dividends payable	20,108	12,975
Office lease liability	1,149	1,202
Rent received in advance and tenant security deposits	26,243	20,631
Total liabilities	209,177	197,847
Commitments and contingencies
Stockholders’ equity:
Preferred stock, par value $0.001 per share, 50,000,000 shares authorized: 9.00% Series A cumulative redeemable preferred stock, $15,000 liquidation preference ($25.00 per share), 600,000 shares issued and outstanding at June 30, 2020 and December 31, 2019	14,009	14,009
Common stock, par value $0.001 per share, 50,000,000 shares authorized: 18,614,561 and 12,637,043 shares issued and outstanding at June 30, 2020 and December 31, 2019, respectively	19	13
Additional paid-in capital	988,220	553,932
Dividends in excess of earnings	(32,277)	(19,944)
Total stockholders’ equity	969,971	548,010
Total liabilities and stockholders’ equity	$1,179,148	$745,857

Innovative Industrial Properties, Inc.

Condensed Consolidated STATEMENTS OF INCOME

For the Three and Six Months Ended June 30, 2020 and 2019

(Unaudited)

(In thousands, except share and per share amounts)

	For the Three Months Ended June 30,		For the Six Months Ended June 30,
	2020	2019	2020	2019
Revenues:
Rental (including tenant reimbursements)	$24,346	$8,617	$45,476	$15,440
Total revenues	24,346	8,617	45,476	15,440
Expenses:
Property expenses	414	337	1,014	584
General and administrative expense	3,010	2,593	6,356	4,511
Depreciation expense	6,746	1,615	11,653	2,833
Total expenses	10,170	4,545	19,023	7,928
Income from operations	14,176	4,072	26,453	7,512
Interest and other income	989	1,172	2,433	2,165
Interest expense	(1,855)	(1,832)	(3,704)	(2,624)
Net income	13,310	3,412	25,182	7,053
Preferred stock dividend	(338)	(338)	(676)	(676)
Net income attributable to common stockholders	$12,972	$3,074	$24,506	$6,377
Net income attributable to common stockholders per share:
Basic	$0.73	$0.31	$1.46	$0.64
Diluted	$0.73	$0.30	$1.45	$0.64
Weighted average shares outstanding:
Basic	17,530,721	9,667,079	16,657,509	9,665,933
Diluted	17,644,829	9,807,503	16,771,460	9,802,616

Innovative Industrial Properties, Inc.

Condensed Consolidated FFO AND AFFO

For the Three and Six Months Ended June 30, 2020 and 2019

(Unaudited)

(In thousands, except share and per share amounts)

	For the Three Months Ended June 30,		For the Six Months Ended June 30,
	2020	2019	2020	2019
Net income attributable to common stockholders	$12,972	$3,074	$24,506	$6,377
Real estate depreciation	6,746	1,615	11,653	2,833
FFO attributable to common stockholders	19,718	4,689	36,159	9,210
Stock-based compensation	822	623	1,647	1,186
Non-cash interest expense	507	484	1,008	692
AFFO attributable to common stockholders	$21,047	$5,796	$38,814	$11,088
FFO per share — basic	$1.12	$0.49	$2.17	$0.95
FFO per share — diluted	$1.12	$0.48	$2.16	$0.94
AFFO per share — basic	$1.20	$0.60	$2.33	$1.15
AFFO per share — diluted	$1.19	$0.59	$2.31	$1.13
Weighted average shares outstanding — basic	17,530,721	9,667,079	16,657,509	9,665,933
Weighted average shares outstanding — diluted	17,644,829	9,807,503	16,771,460	9,802,616

FFO and FFO per share are operating performance measures adopted by the National Association of Real Estate Investment Trusts, Inc. (NAREIT). NAREIT defines FFO as the most commonly accepted and reported measure of a REIT’s operating performance equal to “net income, computed in accordance with accounting principles generally accepted in the United States (GAAP), excluding gains (or losses) from sales of property, plus depreciation, amortization and impairment related to real estate properties, and after adjustments for unconsolidated partnerships and joint ventures.”

Management believes that net income, as defined by GAAP, is the most appropriate earnings measurement. However, management believes FFO and FFO per share to be important supplemental measures of a REIT’s performance because they provide an understanding of the operating performance of IIP’s properties without giving effect to certain significant non-cash items, primarily depreciation expense. Historical cost accounting for real estate assets in accordance with GAAP assumes that the value of real estate assets diminishes predictably over time. However, real estate values instead have historically risen or fallen with market conditions. IIP believes that by excluding the effect of depreciation, FFO and FFO per share can facilitate comparisons of operating performance between periods. FFO and FFO per share are used by management to evaluate the REIT’s operating performance and these measures are the predominant measures used by the REIT industry and industry analysts to evaluate REITs. For these reasons, management has deemed it appropriate to disclose and discuss FFO and FFO per share.

Management believes that AFFO and AFFO per share are also appropriate supplemental measures of a REIT’s operating performance. IIP calculates AFFO by adding to FFO certain non-cash and infrequent or unpredictable expenses which may impact comparability, consisting of non-cash stock-based compensation expense and non-cash interest expense.

IIP’s computation of FFO and AFFO may differ from the methodology for calculating FFO and AFFO utilized by other equity REITs and, accordingly, may not be comparable to such REITs. Further, FFO and AFFO do not represent cash flow available for management’s discretionary use. FFO and AFFO should not be considered as an alternative to net income (computed in accordance with GAAP) as an indicator of IIP’s financial performance or to cash flow from operating activities (computed in accordance with GAAP) as an indicator of IIP’s liquidity, nor is it indicative of funds available to fund IIP’s cash needs, including IIP’s ability to pay dividends or make distributions. FFO and AFFO should be considered only as supplements to net income computed in accordance with GAAP as measures of IIP’s operations.

Company Contact:

Catherine Hastings

Chief Financial Officer

Innovative Industrial Properties, Inc.

(858) 997-3332